Exhibit 107

Calculation of Filing Fee Tables

Form S-11

(Form Type)

Bluerock Homes Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(1)(2)
Fees to Be Paid	Equity	Series A Redeemable Preferred Stock, $0.01 par value	457(o)	—	—	$500,000,000	0.00011020	$55,100
	Equity	Class A common stock, $0.01 par value(3) (4)	457(o)	—	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amount					$500,000,000		$55,100
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$55,100

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes shares of shares of Series A Redeemable Preferred Stock issuable in the offering.
(3)	We also are registering hereunder an indeterminate number of shares of Class A common stock that may be issuable upon the redemption of the Series A Redeemable Preferred Stock. The shares of Class A common stock issuable upon redemption of the Series A Redeemable Preferred Stock will be issued for no additional consideration, and therefore no registration fee is required pursuant to Rule 457(i) of the Securities Act.

(4)	Pursuant to Rule 416 of the Securities Act, such number of shares of Class A common stock registered hereby also shall include an indeterminate number of shares of Class A common stock that may be issued in connection with stock splits, stock dividends, recapitalizations or similar events or adjustments in the number of shares issuable as provided in the articles supplementary setting forth the rights, preferences and limitations of the Series A Redeemable Preferred Stock.